UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      July 21, 2003

Universal Access Global Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28559	36-4408076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

233 South Wacker Drive, Suite 600, Chicago, Illinois 60606
(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 660-5000

Item 5. Other Events and Regulation FD Disclosure

Our annual meeting of stockholders was held July 21, 2003. The stockholders approved each proposal described in the proxy statement for the meeting. The stockholders:

•                    Elected Anthony P. Dolanski and Carolyn M. Katz as Class I directors;

•                    Ratified our appointment of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003;

•                    Approved the issuance of our common stock to CityNet Telecommunications, Inc. under the stock purchase agreement; and

•                    Approved an amendment to our restated certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock. Our board of directors may subsequently effect, in its sole discretion, the reverse stock split based upon any of the following three ratios: one-for-twenty, one-for-thirty or one-for-forty.

On July 22, 2003, our board of directors appointed Randall R. Lay as our Chief Executive Officer and as a Class II Director and appointed Brian Coderre as our Chief Financial Officer.

On July 23, 2003, Kevin Power resigned from our board of directors. On July 21, 2003, Roland van der Meer resigned from our board of directors.

On July 23, 2003, we closed a transaction with CityNet Telecommunications, Inc. (“CityNet”) under a Stock Purchase Agreement (the “Purchase Agreement”). Under the Purchase Agreement:

•                    CityNet paid to us $16 million in cash and transferred to us fiber optic rings located in Albuquerque, New Mexico and Indianapolis, Indiana having a value of $700 thousand; and

•                    we issued to CityNet 131.3 million newly issued shares of our common stock representing approximately 55% of our outstanding common stock on a fully diluted basis (with any options and warrants having an exercise price in excess of $1.00 being excluded from the calculation of “fully diluted,” subject to CityNet’s right to receive compensating shares in the event that any of these options or warrants are subsequently exercised).

Effective April 7, 2003, we obtained $5 million in secured debt financing from CityNet evidenced by a promissory note (the “Note”) and secured by substantially all of our assets.  Upon the closing under the Purchase Agreement, principal and accrued interest under the Note were, in lieu of cash payment to CityNet, applied to reduce the purchase price payable by CityNet under the Purchase Agreement.

Under the Purchase Agreement, we also assumed certain liabilities of CityNet. In particular, we assumed $2 million in principal amount of a Promissory Note executed by CityNet and made to Electro Banque dated December 30, 2002.  The note is secured by the fiber optic ring located in Albuquerque, New Mexico and certain related contracts, matures in a single installment on December 31, 2007 and does not bear interest until January 1, 2006; thereafter, it bears interest at 8% per annum.

After paying expenses related to the transaction, the net proceeds from the Purchase Agreement are approximately $14.5 million.

Pursuant to the terms of the Purchase Agreement, on July 23, 2003, our board of directors increased the size of our board from six authorized members to nine authorized members, appointed William J. Elsner and Anthony L. Coelho as Class II Directors, and appointed Fred Vierra and Anthony S. Daffer as Class III Directors. H. Robert Gill continues to serve as a Class III director.

Pursuant to the terms of the Purchase Agreement, on July 23, 2003 we entered into a stockholders agreement with CityNet and certain of our significant stockholders. Under this agreement, these stockholders, including Citynet, (a) have agreed to vote for the election of the CityNet director nominees appointed to our board of directors upon the closing under the Purchase Agreement, and (b) have agreed to limitations on their ability to dispose of shares of Common Stock for a period of 12 months after the closing under the Purchase Agreement, except as otherwise agreed to by the vote of a majority of our Board.

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 23, 2003

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

By:	/s/ Brian Coderre
Brian Coderre
Chief Financial Officer and Treasurer